SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   LEXON, INC.
             (Exact name of registrant as specified in its charter)

         Oklahoma                   0-26915                     73-1533326
(State of incorporation)        (SEC File Number)         (IRS Employer ID No.)

                           8908 South Yale, Suite 409

                           Tulsa, Oklahoma 74137-3545

                                 (918) 492-4125
              (Address of Principal Executive Offices and Zip Code)

                        2,000,000 Shares of Common Stock
               Issued Pursuant to Lexon, Inc. Employment Agreements
                            (Full title of the Plan)

                           Ronald C. Kaufman, Esquire
                           Kaufman & Associates, PLLC
                                 Attorney at Law

                            One Main Plaza, Suite 210

                              Tulsa, Oklahoma 74119

                                 (918) 584-4463

                     (Name and address of Agent for Service)
          (Telephone number, including area code, of Agent for Service)

                         Calculation of Registration Fee

- ------------------------------------------------------------------------------
                                        Proposed     Proposed
                                        Maximum      Maximum
                                        Offering     Aggregate     Amount of
Title of securities     Amount to be    Price per    Offering      Registration
to be registered        registered      Share        Price         Fee (3)
- ------------------------------------------------------------------------------
Common Stock, $0.001    2,000,000 (1)     $0.205*    $410,000*        $113.98
Par value per share
                        _________                    __________       _______

Totals                  2,000,000                    $410,000         $113.98

(1) 2,000,000 shares are issued to Lexon employees pursuant to Employement Agreements.

(3) Fees are calculated by multiplying the aggregate offering amount by .000278, pursuant to Section 6(b) of the Securities Act.

* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Rule 457(h), this estimate is based upon the average of the high and low prices of the Registrant's common stock, $0.001 par value per share, on August 20, 2001 (as reported on the OTC Bulletin Board).

                                     PART I.

ITEM 1.  PLAN INFORMATION

         Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to Employees of Lexon, Inc.

         This document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION

     Upon the written or oral request by an Employee subject to the Employment Agreements in Item 1 of this Part I, the Company will provide any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into this Section 10(a) prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about such Agreements. All of such documents and information will be available without charge. Any and all such requests should be directed to the Company at 8908 S. Yale Ave. Suite 409, Tulsa, Oklahoma 74137, telephone number (918) 492-4125, attention Gifford Mabie, President.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     The prospectus (the "Resale Prospectus") may be used in connection with reoffers and resales of shares of Lexon common stock issued pursuant to employment agreements prior to the date of this Registration Statement. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.

                               REOFFER PROSPECTUS

                                 2,000,000 Shares

                                   LEXON, Inc.

                                  Common Stock

                     OTC Bulletin Board Trading Symbol: LXXN

     The selling shareholders may sell up to 2,000,000 shares of common stock from time to time. These selling shareholders may sell their shares

         -On the OTC Bulletin Board
         -To a broker-dealer, including a market maker, who purchases the shares for its own account
         -In private transactions or by gift

         The selling shareholders may also pledge their shares from time to time, and the lender may sell the shares upon foreclosure.

     The selling shareholders sale under this prospectus will be subject ot the limitations set forth in Rule 144e, more specifically described in the selling shareholders section.

         The shares being offered by the selling shareholders have been issued as compensation for services rendered not in connection with a capital fund raising transaction or to make or maintain a market for Lexon's common stock.

         On August 20, 2001, the price of our common stock, as reported on the OTC Bulletin Board, was $0.22 per share.

         We will not receive any proceeds from the sale by the selling shareholders of their shares of common stock. We paid the cost of the preparation of this prospectus and of registration, which is estimated at $250.

                        --------------------------------

         Investing in shares of our common stock involves a high degree of risk. You should purchase the shares only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 4.

                        --------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is August 29, 2001

                                TABLE OF CONTENTS

     The Company....................................................5

     Risk Factors...................................................5

     Use of Proceeds...............................................11

     Selling Shareholders..........................................11

     Plan of Distribution..........................................12

     Available Information.........................................13

     Incorporation of Certain Documents by Reference...............13

     Legal Matters.................................................14

     Experts.......................................................15

                                   THE COMPANY

         Lexon, Inc., an Oklahoma corporation ("Company"), is a development stage corporation organized in December, 1997. Lexon owns an exclusive worldwide license to the Ebaf Assay, a blood test that allows for early, non-invasive screening for colon cancer and certain types of ovarian and testicular cancers. The Ebaf Assay is presently being developed for commercial use and is the only known blood test to screen for colon cancer. The Ebaf Assay requires approval by the FDA before it can be sold in the United States. Lexon also owns through its wholly-owned subsidiary, Cancer Diagnostics, Inc., the exclusive worldwide license to the Telomerase Assay, a blood test to screen for lung cancer. The Telomerase Assay is presently being developed for commercial use and is the only known blood test to screen for lung cancer. The Telomerase Assay requires approval by the FDA before it can be sold in the United States. The description of the business of the Company and other information regarding the Company contained in its Form 10-SB filed August 3, 1999, as amended, is incorporated by reference.

                                  RISK FACTORS

         You should carefully consider each of the risks and uncertainties described below and all the other information contained in this prospectus before deciding to invest in shares of our common stock. The trading price of our common stock could decline if any of the following risks and uncertainties develop into actual events, and you may lose all or part of the money you paid to buy our common stock.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by use described below and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements or reason why actual results might differ.

We Have A Limited Operating History

     We have only been operating since December 1997. Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be based. We face all of the risks common to companies in their early stage of development, including:

         -  Under capitalization
         -  Cash shortages
         -  An unproven business model
         -  A product in the development stage
         -  Lack of revenue, cash flow, and earnings to be self-sustaining

Lack of Capital

     The Company needs to raise additional capital to meet its contractual obligations. These is no guarantee that the Company will be successful in raising this capital. This shortage of capital could cause a decline in stock price and the loss of all or part of your investment.

     Our failure to successfully address any of the risks described above will have a material adverse effect on our business, financial condition and on the price of our Common Stock.

We Have A History Of Losses And Expect Future Losses

     We have had annual losses since our inception in December 1997. We expect to continue to incur losses until we finish the development of our products, obtain FDA approval for our products, and sell enough products at prices high enough to generate a profit. There is no assurance that we will be able to develop a commercially viable product, to obtain FDA approval for our products, or to generate net revenue from the sale of our products, or to achieve or maintain profitable operations.

Our Products Are Still In Development

     We have no products for sale at this time. The Ebaf Assay and the Telomerase Assay are still in the research and development stage. Neither product has yet been submitted to or received approval from the FDA. FDA approval is required before we can sell the products in the U.S. There is no assurance that the products will be commercially viable or that the FDA will approve the products for sale in the U.S.

     While we have been advised that there is a correlation between the Ebaf protein and colon cancer, and between Telomerase and lung cancer, we have not independently verified the accuracy of these statements. No assurance is given that the presence of Ebaf is an accurate predictor of colon cancer or that Telomerase is an accurate predictor of lung cancer.

If We Cannot Generate Adequate, Profitable Sales Of Our Product, We Will Not Be Successful

     In order to succeed as a company, we must develop a commercially viable product and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we succeed in developing a commercially viable product, a number of factors may affect future sales of our product. These factors include:

         -  Whether we are successful in obtaining FDA approval;
         - Whether physicians, patients and clinicians accept our products as viable screening methods for colon and lung cancer; and
         -  Whether reimbursement for the cost of our products is available

We Must Raise Additional Funds To Commence And Complete The FDA Approval Process

     We require substantial additional working capital to collect the data necessary to complete clinical trials, and market our potential products. There is no assurance that the additional capital required will be available to Lexon on acceptable terms when needed, if at all. Any additional capital may involve substantial dilution to the interests of Lexon's then existing shareholders.

Until We Apply For And Receive FDA Approval, We Cannot Sell Our Product In The U.S.

     We will not be able to market our potential products in the U.S. until we apply for and receive FDA approval. We have not yet applied for FDA approval related to our potential products, because they are still in the research and development phase. Obtaining FDA approval generally takes years and consumes substantial capital resources with no assurance of ultimate success. We cannot apply for FDA approval until we have successfully collected sufficient data from a pre-clinical trial. Several factors may prevent successful completion of this pre-clinical trial, including an inability to enroll the required number of patients and insufficient demonstration that our potential products are safe and effective. Even if we are successful in collecting sufficient data in the pre-clinical trial, we are not certain that we will be able to obtain FDA approval.

Stringent, Ongoing Government Regulation And Inspection Of Our Potential Products Could Lead To Delays In Their Manufacture, Marketing And Sale

     The FDA continues to review products even after they receive FDA approval. If and when the FDA approves our potential product, its manufacture and marketing will be subject to ongoing regulation, including compliance with current Good Manufacturing Practices, adverse reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacture and marketing of our potential products. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information.

We Must Obtain Regulatory Approvals In Foreign Jurisdictions To Market Our Products Abroad

     We will be subject to a variety of regulations governing clinical trials and sales of our products outside the U.S. Whether or not FDA approval has been obtained, we must secure approval of our products by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of a product in a country. The process of obtaining regulatory approval will be time consuming and costly. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of pre-clinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

We May Not Be Able To Market And Distribute Our Products

     Our success depends, in part, on our ability to market and distribute our products effectively. We have no experience in the sale or marketing of medical products. We have no manufacturing, marketing or distribution capabilities. In the event that we obtain FDA approval for our potential products, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute our potential products effectively. If we seek an alliance with an experienced pharmaceutical company, we may be unable to find a collaborative participant, enter into an alliance on favorable terms or enter into an alliance that will be successful. Any participant to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing our products. Any marketing participant or licensee may terminate its agreement with us and abandon our products at any time for any reason without significant payment. If we do not enter into an alliance with a pharmaceutical company to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors or recruiting, training and retaining a marketing staff and sales force of our own.

Intense Competition Could Harm Our Financial Performance

     The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to the Ebaf Assay or the Telomerase Assay. Our competitors may have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete.

We Do Not Own The Patents And Will Not Own Any Improvements

     The U.S. patent covering the Ebaf Assay was published on June 29, 1999 and is owned by the University of South Florida ("USF"). Improvements to the patent may be owned by USF and North Shore. A U.S. patent application covering the Telomerase Assay was filed February 16, 1998 and is owned by UMB. There is no assurance that a patent will be issued. If a patent is issued, all improvements will be owned by UMB.

There May Be Competing Products In The Future

     There is no assurance that competing products will not be developed or that improvements to the patents will be available to Lexon under its existing licenses. The filing, prosecution and maintenance of all patent rights are within the sole discretion of the patent owners. Lexon has the right to request that the patent owners seek, obtain and maintain such patent and other protection to the extent that they are lawfully entitled to do so, at Lexon's sole expense. There is no assurance that the patent owners will seek, obtain or maintain such patent and other protection to which they are lawfully entitled. Further, there is no assurance that Lexon will have sufficient working capital to fund the patent owners' efforts in those activities, if requested.

Our Lack Of Foreign Patent Protection Could Adversely Affect Our Ability To Compete

     The U.S. patent covering the Ebaf Assay does not extend to foreign countries, and the Company does not presently have any foreign patent protection for its products.

National Institutes of Health (NIH) Has Certain Statutory Rights To Our Products

     The initial research and development related to the Ebaf screening process was funded by a grant from the NIH. The NIH has also granted $1.1 million to UMB to study Telomerase in lung cancer patients. The NIH retains certain statutory rights to use any invention that results from its funding without having to pay license fees and royalties. In addition, the NIH is protected from lawsuits and infringement claims. There is no assurance that the interests of the NIH will not materially adversely affect Lexon or its business.

We Are Dependent Upon The Services Of The Researchers And Our Employees

     The Ebaf Assay is being developed at DOCRO, and Dr. Tabibzedah, co-discoverer of the Ebaf screening process continues his scientific investigation of ebaf at North Shore. The Telomerase Assay is being developed at UMB under the direction of Dr. Edward Highsmith, discoverer of the Telomerase screening process. The loss of the services of DOCRO, Dr. Tabibzedah or Dr. Highsmith and the inability to retain an acceptable substitute could have a material adverse effect on Lexon.

     In addition, Dr. Tabibzadeh is continuing his scientific investigation of ebaf at North Shore on a month to month basis. Either North Shore, Dr. Tabibzadeh or Lexon may terminate this research at any time. The termination of Dr. Tabibzadeh scientific investigation would a material adverse effect on Lexon.

     Lexon is also dependent upon the services of its sole officer and key employees, each who have provided services without cash compensation until January 3, 2001 when the sole officer and key employees entered into employment contracts which are described under "Our History", paragraph 7, Patents, Trademarks, License, Royalty Agreements or Labor Contracts. The loss of the services of these key personnel or the inability to retain such experienced personnel could have a material adverse effect on Lexon.

Concentration Of Stock Ownership

     UTEK Corporation owns approximately 9% of the outstanding Common Stock. Our sole officer and director and our key employees own approximately 29% of the outstanding Common Stock. In addition, the sole officer and director have options to purchase up to 250,000 shares of Common Stock at $1.5625 per share. Accordingly, UTEK and our sole officer and director and our key employees exercise substantial influence over our business and the election of members to the Board of Directors.

Limited Experience Of Management And Potential Conflicts Of Interest

     The sole officer and key employees of Lexon have had limited or no experience in the pharmaceutical industry. In addition, the sole officer and key employees are associated with other firms involved in a range of business activities. Consequently, there are potential conflicts of interest in their acting as officers and directors of Lexon. Management estimates that not more than 50% of their time will be devoted to Lexon's activities.

We May Not Be Able To Find And Retain Suitable Management

     As stated above, Lexon's current management has limited experience in the pharmaceutical industry and the sole director and key employees are associated with other firms in a range of business activities and will devote no more than 50% of their time to Lexon. Therefore, Lexon is planning to conduct a search for a management team to include a new CEO. There is no guarantee that the Company will find a suitable management team and/or CEO. The market for CEO's and management is extremely competitive. If Lexon is unable to find and retain a suitable CEO and/or management this could have an adverse effect on the Company.

Healthcare Reform And Controls On Healthcare Spending May Limit The Price We Can Charge For Our Potential Product And The Amount We Can Sell

     The federal government and private insurers have considered ways to change, and have changed, the manner in which healthcare services are provided in the U.S. Potential approaches and changes in recent years include controls on healthcare spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our product. Assuming we succeed in bringing our product to market, uncertainties regarding future healthcare reform and private practices could impact our ability to sell our product in large quantities at profitable pricing.

Uncertainty Of Third-Party Reimbursement Could Affect Our Ability To Sell Our Products At A Profit

     Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental healthcare programs and private health insurers. There is no guarantee that governmental healthcare programs or private health insurers will cover the cost of our product or permit us to sell our product at a high enough price and/or volume to generate a profit.

Our Stock Price Is Volatile

     Our Common Stock is traded on the OTC Bulletin Board under the symbol "LXXN". The price at which our Common Stock is traded is volatile and may continue to fluctuate substantially due to factors such as:

         -  Our anticipated operating results
         - Variations between our actual results and the expectations of investors
         - Announcements by us or others and developments affecting our business
         - Investor perceptions of our company and comparable public companies

     In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of penny stock companies in the pharmaceutical industry, like us. These fluctuations may result in a material decline in the price of our Common Stock.

Liquidity

     The low volumes traded in our stock may make it difficult or impossible to resell our securities.

Our Stock Is Considered To Be A "Penny Stock"

     The Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as "penny stocks". The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. If an exception is unavailable, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stocks may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace.

We Do Not Expect To Pay Dividends

         We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our Common Stock.

Auditors' Doubt As To Company's Ability To Continue As A Going Concern

     The Auditor's have stated in their opinion to the audited financial statements that "the Company is a development stage company with insufficient revenues to fund development and operating expenses. This condition raises substantial doubt about its ability to continue as a going concern". The Company plans to use the proceeds from this Offering to fund development and operations as detailed below in the "Use of Proceeds" section.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares sold by Selling Shareholders. We will only receive proceeds if a selling shareholder exercises options underlying shares of our common stock being offered with this prospectus prior to the sale of those shares. If we receive any proceeds from the exercise of options, it will be added to our working capital. We have agreed to bear certain expenses in connection with the registration of the shares of common stock being offered and sold by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table and discussion sets forth certain information with respect to the selling shareholders as of August 20, 2001. These shares are considered to be control securities.

                                 Beneficial
                                  Ownership           Shares
                               Of Shares Of        Available           Shares
Selling Shareholder &          Common Stock      For Sale In      Owned After
Position with Company     Prior to Offering     the Offering     the Offering(1)
- -------------------     -----------------     ------------     ------------

Gifford Mabie, Officer            900,000          500,000           -0-
And Director
Rhonda Vincent, Employee        1,429,552          500,000           -0-
Thomas Coughlin, Employee         630,000          500,000           -0-
Vicki Pippin, Employee          1,221,286          500,000           -0-
                          -----------------     ------------     ------------
                                4,180,838        2,000,000           -0-

(1) The number of shares of common stock owned by each person after the offering assumes that such person sells all of his or her shares.

(2) The amount of securities to be offered or resold by means of this reoffer prospectus may not exceed, during any three month period the amount specified in Rule 144(e) as outlined below. Mr. Mabie does not have the present intent to sell.

(3) The amount of securities to be offered or resold by means of this reoffer prospectus may not exceed, during any three month period the amount specified in Rule 144(e) as outlined below. Ms. Vincent does not have the present intent to sell.

(4) The amount of securities to be offered or resold by means of this reoffer prospectus may not exceed, during any three month period the amount specified in Rule 144(e) as outlined below. Mr. Coughlin does not have the present intent to sell.

(5) The amount of securities to be offered or resold by means of this reoffer prospectus may not exceed, during any three month period the amount specified in Rule 144(e) as outlined below. Ms. Pippin does not have the present intent to sell.

RULE 144(e)
-----------
If restricted or other securities are sold for the account of an affiliate of the issuer, the amount of securities sold, together with all sales of restricted and other securities of the same class for the account of such person within the preceding three months shall not exceed the greater of (i) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the issuer, or (ii) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by paragraph (h), or if no such notice is required the date of receipt of the order to executed the transaction by the broker or the date of execution of the transaction directly with a market maker, or (iii) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system, contemplated by Rule 11Aa3-1 under the Securities Exchange Act of 1934 (Section 240.11Aa3-1) during the four week period specified in subdivision (ii) of this paragraph.

                              PLAN OF DISTRIBUTION

         We are registering the securities on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of the Securities offered hereby will be paid by us. We estimate such costs, expenses and fees to be $250. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Securities will be paid by the selling shareholders.

         The selling shareholders may sell up to 2,000,000 shares of common stock from time to time. These selling shareholders may sell their shares

         -On the OTC Bulletin Board
         -To a broker-dealer, including a market maker, who purchases the shares for its own account
         -In private transactions or by gift

         The selling shareholders may also pledge their shares from time to time, and the lender may sell the shares upon foreclosure.

     The shares are being offered by the selling shareholders have been issued in accordance with employment agreements and not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for Lexon's securities.

         The decision to sell any securities is within the discretion of the selling shareholder. Each selling shareholder is free to offer and sell his or her Securities at times, in a manner and at prices as he or she determines.,

         The selling shareholders may sell the shares at a negotiated price or at the market price or both. They may sell their shares directly to the purchasers or they may use brokers. If they use a broker, the selling shareholder may pay a brokerage fee or commission or they may sell the shares to the broker at a discount from the market price. The purchasers of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any of the selling shareholders for the sale of any of their shares.

         The selling shareholders and broker-dealers, if any, acting in connection with sales by the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

         We have advised the selling shareholders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to their sales in the market. We have furnished the selling shareholders with a copy of regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.

                              AVAILABLE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You can find Lexon's SEC filings on the SEC's web site, www.sec.gov.

         We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

         You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information that is different.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934

     1. Our Form 10-SB, filed August 3, 1999 and amended October 25, 1999, December 13, 1999 and January 4, 2000.

     2. Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, as amended.

     3. Our Current Report on Form 8-K, regarding our purchase of Cancer Diagnostics, Inc. on January 28, 2000, filed February 11, 2000.

     4.   Form 10KSB, filed April 14, 2000 for the year ended December 31, 1999.

     5.   Form 10Q-SB, filed May 22, 2000 for the quarter ended March 31, 2000.

     6.   Form  10Q-SB,  filed  August 15, 2000 for the  quarter  ended June 30,
          2000.

     7. Forms S-8, filed February 22, 2000 and February 29, 2000 regarding stock and stock options.

     8. Form SB-2, filed July 28, 2000 to register stock pursuant to an Investment Agreement with Swartz Institutional Finance.

     9.   Form 10KSB, filed April 2, 2001 for the year ended December 31, 2000.

     10.  Form 10Q-SB, filed May 15, 2001 for the quarter ended March 31, 2001.

     11.  Form  10Q-SB,  filed  August 10, 2001 for the  quarter  ended June 30,
          2001.

     12. Form SB-2, filed August 14, 2001 to register stock pursuant to consulting agreements.



         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the statement.

         If we file any document with the SEC that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

         We will provide a copy of the documents referred to above without charge if you request the information from us. You should contact Mr. Gifford Mabie, President, Lexon, Inc., 8908 S. Yale Ave. #409, Tulsa, Oklahoma 74137, telephone (918) 492-4125, if you wish to receive any of such material.

                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon by Ronald C. Kaufman, Esq., One Main Plaza, Suite 210, Tulsa, OK 74119.


                                     EXPERTS

          Our financial statements incorporated in this registration statement by reference to our Form 10-KSB for the year ended December 31, 2000 have been audited by Tullius Taylor Sartain & Sartain LLP, independent auditors. Their unqualified report, which describes an uncertainty as to going concern, is incorporated herein in reliance upon such report and on the authority of that firm as experts in accounting and auditing.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

          (a) the Company's Form 10-SB filed August 3, 1999, as amended, under the Securities Exchange Act of 1934.

          (b) the Company's Form 10-QSB for the quarter ended September 30, 1999, as amended.

          (c) Our Current Report on Form 8-K, regarding our purchase of Cancer Diagnostics, Inc. on January 28, 2000, filed February 11, 2000.

          (d) Form 10K-SB, filed April 14, 2000 for the year ended December 31,1999.

          (e) Form 10Q-SB, filed May 22, 2000 for the quarter ended March 31, 2000.

          (f) Form 10Q-SB, filed August 15, 2000 for the quarter ended June 30, 2000.

          (g) Forms S-8, filed February 22, 2000 and February 29, 2000 regarding stock and stock options.

          (h) Form SB-2, filed July 28, 2000 to register stock pursuant to an Investment Agreement with Swartz Institutional Finance.

          (i) Form 10KSB, filed April 2, 2001 for the year ended December 31, 2000.

          (j) Form 10Q-SB, filed May 15, 2001 for the quarter ended March 31, 2001.

          (k) Form 10Q-SB, filed August 10, 2001 for the quarter ended June 30, 2001.

          (l) Form SB-2, filed August 14, 2001 to register stock pursuant to consulting agreements.


         All documents subsequently filed by Lexon pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing of such documents.

Item 4.  Description of Securities.

Common Stock

     Lexon is authorized to issue 45,000,000 shares of Common Stock, par value $0.001 per share, of which 15,238,735 shares were outstanding as of June 30, 2001.

Voting Rights

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of Common Stock may take action by written consent without a meeting.

Dividend Rights

     Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors. To date, Lexon has not paid cash dividends on its Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. Lexon intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, Lexon's financial condition and such other factors as the Board of Directors may consider.

Liquidation Rights

     Upon any liquidation, dissolution or winding up of Lexon, holders of shares of Common Stock are entitled to receive pro rata all of the assets of Lexon available for distribution to shareholders after liabilities are paid and distributions are made to the holders of Lexon's Preferred Stock.

Preemptive Rights

     Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Lexon.

Preferred Stock

     Lexon is also authorized to issue 5,000,000 Shares of Preferred Stock, par value $0.001 per share, of which there are no shares presently outstanding. There is no present intent to issue any Preferred Stock.

Item 5.  Interests of Named Experts and Counsel.

         There are no experts having an interest in the shares offered hereby. Ronald C. Kaufman is acting as special counsel to Lexon in connection with the filing of this Registration Statement. Mr. Kaufman acts as legal counsel to Lexon on various matters for which he receives cash compensation, and in addition, his out of pocket expenses have been reimbursed.

Item 6.  Indemnification of Directors and Officers.

         Incorporated herein by reference to our Form 10-SB, filed October 25, 1999, as amended.

Item 7.  Exemption from Registration.

     Not Applicable

Item 8.  Exhibits.

        Exhibit

          No.       Description of Exhibit

        -------     ----------------------

          5.0       Opinion of Ronald C. Kaufman

         23.1       Consent of Ronald C. Kaufman(contained in Exhibit 5.0)

         23.2       Consent of Tullius Taylor Sartain & Sartain LLP

         10.43      Amended Employment Agreement between Lexon, Inc. and Gifford
                    Mabie

         10.44 Amended Employment Agreement between Lexon, Inc. and Thomas Coughlin

         10.45      Amended Employment Agreement between Lexon, Inc. and Rhonda
                    Vincent

         10.46      Amended Employment Agreement between Lexon, Inc. and Vicki
                    Pippin

Item 9.  Undertakings.

         The registrant hereby covenants and undertakes, pursuant to SEC Rule 512, to:

         (a)      Rule 415 offering.

                  (I)      File,  during any period in which offers or sales are
                           being  made,  a  post-effective   amendment  to  this
                           registration statement; and

                  (II) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933; and

                  (III) Reflect in the prospectus any facts or events arising after the effective date which individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; and

                  (IV) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement; and

                  (V) That for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (VI) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold which remain unsold at the termination of the offering; and

                  (VII) Not applicable since the registrant is not a foreign issuer.

         (b)       Rule 512 (b)

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h)      Rule 512 (h).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel in the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question where such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication os such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereundo duly authorized , in the City of Tulsa, State of Oklahoma, on August 29, 2001.

                                          Lexon, Inc.

                                          By     /s/ Gifford Mabie
                                          -------------------------------------
                                          Gifford Mabie
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated:

         Director                          Date
         --------                          ----
         /s/ Gifford Mabie                 August 29, 2001
         ----------------------------
         Gifford Mabie, Director